UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2004

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Item 5. Other Events.

AmerisourceBergen Corporation (the “Registrant”) has learned that the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services issued a Notice of Action on or about June 17, 2004 against PharMerica Drug Systems, Inc. (“PDSI”), an indirect subsidiary of the Registrant and a subsidiary of PharMerica, Inc. (“PharMerica”), for alleged violations in 1997 by PDSI of the anti-kickback provisions of the Social Security Act, 42 U.S.C. §1320a-7a(a)(7). The Registrant does not expect the resolution of this matter to have a material adverse effect on its financial condition.

The violations alleged by OIG in the Notice of Action relate to PDSI’s December 1997 acquisition of Hollins Manor I, LLC (“HMI”) from HCMF Corporation (“HCMF”) for a purchase price of $7,200,000. HMI was an institutional pharmacy that had been established to serve the nursing homes then operated by HCMF. OIG alleges that the purchase price paid by PDSI to HCMF should be regarded as an unlawful payment by PDSI to HCMF to obtain referrals of future pharmacy business eligible for Medicaid reimbursement. According to OIG, HMI’s value lay primarily in the potential future stream of Medicaid business that would be obtained from the nursing homes owned by HCMF - under a long-term pharmacy service agreement between HMI and HCMF that OIG alleges PDSI improperly helped put in place prior to the acquisition. OIG is seeking civil monetary penalties of $200,000, statutory damages of $21,600,000 (representing treble the purchase price that PDSI paid for HMI) and PDSI’s exclusion from Medicare, Medicaid and all federal healthcare programs for a period of 10 years. PDSI believes that the OIG allegations are without merit and intends to defend itself vigorously against the OIG allegations.

PDSI’s acquisition of HMI in 1997 predated both Bergen Brunswig Corporation’s acquisition of PharMerica, PDSI’s parent, in 1999 and the subsequent merger of AmeriSource Health Corporation and Bergen Brunswig Corporation to form the Registrant in August 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: June 23, 2004	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Senior Vice President and Chief Financial Officer